Exhibit A.5

NORTHEAST UTILITIES
DEFERRED COMPENSATION PLAN
FOR
EXECUTIVES


                                   Adopted by Northeast Utilities
                                   Board of Trustees on January 13, 1998

                                   ARTICLE 1
                                   PURPOSE


     The purpose of the Northeast Utilities Deferred Compensation Plan for Executives (the "Plan") is to provide a means whereby the Company (as hereinafter defined) may afford increased financial security, on a tax-favored basis, to a select group of "key management or other highly compensated employees" of the Company, within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended. These individuals have rendered and continue to render valuable services to the Company which constitute an important contribution towards the Company's continued growth and success. This Plan will provide for additional future compensation so that such employees may be recruited and retained and their productive efforts encouraged.


                                 ARTICLE 2
                                DEFINITIONS

     Account. "Account " means, with respect to a Participant, the account, including any subaccounts, established on the books of account of the Company, pursuant to Section 5.1, to record the Participant's interest in the Plan.

     Administrator. "Administrator" means the Administrator as defined in the Retirement Plan, or the person or persons to whom such entity delegates any of its functions under the Plan.

     Affiliate. "Affiliate" means each direct and indirect affiliated company that directly or through one or more intermediaries, controls, is controlled by, or is under common control with NU.

     Base Salary. "Base Salary" means with respect to a Participant for any Plan Year such Participant's annual base salary, before deferral pursuant to this Plan or any agreement or any other plan of the Company whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125 .

     Base Salary Deferral. "Base Salary Deferral" means that portion of Base Salary as to which an Eligible Employee has made an annual irrevocable election to defer receipt.

     Beneficiary. "Beneficiary" means the person or persons designated as such in accordance with Section 12.3.

     Board.  "Board" means the Board of Trustees of NU.

     Bonus Compensation. "Bonus Compensation" means with respect to a Participant for any Plan Year such Participant's bonus compensation under the Incentive Plan or any other incentive plan of the Company before deferral pursuant to this Plan or pursuant to any agreement or any other plan of the Company whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125.

     Bonus Compensation Deferral. "Bonus Compensation Deferral" means that portion of Bonus Compensation as to which an Eligible Employee has made an annual irrevocable election to defer receipt.

     Change of Control. "Change of Control" shall mean the happening of any of the following:

          (i) When any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company, its Affiliates, or any Company or NU employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of NU representing more than 20% of the combined voting power of either (i) the then outstanding common shares of NU (the "Outstanding Common Shares") or (ii) the Voting Securities; or


          (ii) Individuals who, as of the beginning of any twenty-four month period, constitute the Trustees (the "Incumbent Trustees") cease for any reason to constitute at least a majority of the Trustees or cease to be able to exercise the powers of the majority of the Trustees, provided that any individual becoming a trustee subsequent to the beginning of such period whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Trustees shall be considered as though such individual were a member of the Incumbent Trustees, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Trustees of NU (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

          (iii) Consummation by NU of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Shares and Voting Securities immediately prior to such Business Combination do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Common Shares and Voting Securities, as the case may be; or

          (iv) Consummation of a complete liquidation or dissolution of NU or sale or other disposition of all or substantially all of the assets of NU other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Common Shares and Voting Securities, as the case may be, immediately prior to such sale or disposition.

     Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     Committee. "Committee" means the Board's Compensation Committee, or the person or persons to which such committee delegates any of its functions under the Plan.

     Company. "Company" means NU and any Affiliate which is authorized by the Board to adopt the Plan and cover its Eligible Employees and whose designation as such has become effective upon acceptance of such status by the board of directors of the Affiliate. An Affiliate may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan, including the authority of the Board and the Committee, and amendments thereto shall apply to the Eligible Employees of the Affiliate. In the event the designation is revoked by the board of directors of an Affiliate, the Plan shall be deemed terminated only with respect to such Affiliate.

     Disabled. "Disabled" means a mental or physical condition which qualifies a Participant for benefits under the Company's long term disability plan.

     Earnings Crediting Options. "Earnings Crediting Options" means the options selected by the Participant from time to time pursuant to which earnings are credited to the Participant's Account. The option for Matching Contributions and Option Share Deferrals shall be deemed investments in Voting Securities and any deemed dividends shall be deemed reinvested in additional Voting Securities.

     Effective Date. "Effective Date" means the effective date of the Plan which is January 1, 1998.

     Eligible Employee. "Eligible Employee" means an Employee who is a member of the group of selected management and/or highly compensated Employees of the Company designated by the Committee, acting on behalf of the Company, as eligible to participate in the Plan.

     Employee. "Employee" means any person employed by the Company on a regular full-time salaried basis or who is an officer of the Company, or a member of the Board.

     End Termination Date. "End Termination Date" means the date of termination of a Participant's Service with the Company and its Affiliates.
     Enrollment Agreement. "Enrollment Agreement" means the authorization form which an Eligible Employee executes and files with the Administrator to participate in the Plan, as described in Section 4.1.

     Incentive Plan. "Incentive Plan" means the Northeast Utilities Incentive Plan, effective January 1, 1998, and as amended from time to time.

     Matching Contributions. "Matching Contributions" are those contributions credited to the Participant's Account by the Company pursuant to Section 4.3.

     NU. "NU" means Northeast Utilities, a Massachusetts business trust and its successors and assigns.

     Option Share Deferral. "Option Share Deferral" means Voting Securities to be acquired by the exercise of a nonqualified stock option granted under the Incentive Plan or otherwise as to which an Eligible Employee has made an irrevocable election to defer receipt.

     Participant. "Participant" means an Eligible Employee who has filed a completed and executed Enrollment Agreement with the Administrator and is participating in the Plan in accordance with the provisions of Article 4.

     Pension Committee. "Pension Committee" means the Pension Committee as defined in the Retirement Plan.

     Plan. "Plan" means this plan, called the Northeast Utilities Deferred Compensation Plan for Executives, as amended from time to time. The Plan shall supersede the Deferred Compensation Plan for Officers of Northeast System Companies as of the Effective Date and the benefits payable to participants thereunder shall instead be payable under the Plan.

     Plan Year.   "Plan Year" means the 12 month period beginning on each
January 1 and ending on the following December 31.

     Retires or Retirement. "Retires" or "Retirement" means the termination of the Participant's Service with the Employer (for reasons other than death) on any retirement date of the Participant permitted under the Retirement Plan or as otherwise agreed upon by the Board.

     Retirement Plan. "Retirement Plan" means the Northeast Utilities Service Company Retirement Plan.

     Savings Plan. "Savings Plan" means the Northeast Utilities Service Company 401k Plan.

     Service. "Service" means the period of time during which an employment relationship exists between an Employee and the Company as credited under the Retirement Plan or, in the case of a member of the Board who is not a participant in the Retirement Plan, his or her tenure as such.

     Vesting or Vested.   "Vesting" or "Vested" refers to the permanent
ownership rights to the Matching Contributions and related earnings that a Participant earns through Years of Service. A Participant does not vest until the Participant has been credited with three Years of Service after the end of the Plan Year for which the Matching Contributions were made.
Matching Contributions and related earnings are forfeited when Service terminates, to the extent not then Vested. A Participant is 100% Vested automatically if a Change of Control occurs or if the Participant becomes Disabled, Retires, or dies. A Participant is always 100% Vested in Base Salary Deferrals, Bonus Compensation Deferrals, Option Share Deferrals and related earnings.

     Voting Securities. "Voting Securities" means the common shares of NU, par value $5.00 or any successor security of NU which carries the right to vote generally in the election of the Board.

     Year of Service. "Year of Service" for Vesting purposes is each year of service credited to a the Participant under the Retirement Plan.


                              ARTICLE 3
                    ADMINISTRATION OF THE PLAN

     The Administrator is hereby authorized to administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Administrator shall have discretionary authority to construe and interpret the Plan, to make determinations, including factual determinations, and to determine the rights, if any, of Participants and Beneficiaries under the Plan which, subject to the claims procedure set forth in Section 12.2, shall be final and binding upon any Participant and Beneficiary affected thereby. The Administrator and members of the Committee and the Pension Committee shall be eligible to participate in the Plan while serving as such, but no such person shall vote or act upon any matter which relates solely to such person's interest in the Plan as a Participant.

                               ARTICLE 4
                             PARTICIPATION

     4.1 Annual Election to Participate. Annually, all Eligible Employees will be offered the opportunity to make Base Salary, Bonus Compensation and Option Share Deferrals. Any Eligible Employee may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Administrator prior to the end of December of the Plan Year preceding the Plan Year for which the deferral is to occur (or June 30 of the Plan Year preceding the Plan Year in which Bonus Compensation subject to a Bonus Compensation Deferral is to be paid). Pursuant to said Enrollment Agreement, the Eligible Employee shall irrevocably elect (a) the percentages (up to 100%) by which Base Salary or Bonus Compensation (in each case after non-deferrable payroll tax deductions) of such Eligible Employee for the Plan Year will be deferred and (b) the number of shares to include in an Option Share Deferral and shall provide such other information as the Administrator shall require. The Enrollment Agreement filed by an Eligible Employee for any Plan Year must also set forth the Participant's election as to the time and manner of distribution from the Participant's Account which may be (i) the second day of any Plan Year that begins at least three Plan Years after the Plan Year of the deferral (as to all amounts then credited to the Participant's Account that are Vested) or the Participant's attainment of age 65, if earlier, (ii) the Participant's End Termination Date, (iii) the earlier of (i) or (ii), or (iv) the later of
(i) or (ii).

     4.2 New Eligible Employees. The Administrator, acting on behalf of the Company, may permit Employees who first become Eligible Employees after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, as soon as practicable following the date the Employee becomes an Eligible Employee but, in any event, within 30 days after such date. Notwithstanding the foregoing, however, any election by an Eligible Employee, pursuant to this section, to defer Base Salary or Bonus Compensation or to make an Option Share Deferral shall apply only to such amounts as are otherwise to be paid or shares of Voting Securities to be received by the Eligible Employee after the date on which such Enrollment Agreement is filed.

     4.3 Matching Contributions. An Eligible Employee who elects to participate in the Plan pursuant to Section 4.1 or Section 4.2 shall be eligible to receive Matching Contributions by the Company if, and only when, such Eligible Employee is eligible to receive matching contributions under the Savings Plan. The amount of such Matching Contributions for a Plan Year shall be 100% of the Base Salary and Bonus Compensation Deferrals for the Plan Year, not to exceed the amount by which 3% of the Participant's Base Salary for the Plan Year exceeds the amount of matching contributions made for the Participant for the Plan Year under the Savings Plan. Matching Contributions will be credited as frequently as determined by the Administrator, acting on behalf of the Company, but in any event at least once per year. Matching Contributions will be credited as soon as practicable in the Participant's final year of participation in the Plan.

     4.4 Option Share Deferrals. An Eligible Employee may irrevocably elect on an Enrollment Agreement to defer receipt of all or a portion of the Voting Securities to be received (after non-deferrable payroll tax deductions) during a Plan Year pursuant to the exercise of nonqualified stock options granted under the Incentive Plan, subject to such rules and procedures as the Administrator deems appropriate. Any election hereunder shall be given effect only to the extent that payment of the exercise price for the option to which the election relates is satisfied by surrender (including a constructive surrender) of unrestricted shares of Voting Securities owned by the Participant having a fair market value on the date of exercise equal to the exercise price. Any election hereunder shall be irrevocable with respect to option exercises during the Plan Year to which it relates.




                                ARTICLE 5
                                ACCOUNTS

     5.1 Accounts. The Administrator shall establish and maintain a separate Account with respect to a Participant. The amount of Base Salary and/or Bonus Compensation deferred pursuant to Section 4.1 or Section 4.2 shall be credited by the Company to the Participant's Account no later than the first day of the month following the month in which such Base Salary and/or Bonus Compensation would otherwise have been paid. Any amount once taken into account as Base Salary and/or Bonus Compensation for purposes of this Plan shall not be taken into account thereafter. Subject to such reasonable rules as may be prescribed by the Administrator, the number of Voting Securities deferred pursuant to Section 4.4 shall be credited by the Company to the Participant's Account immediately upon the exercise of the option from which such Voting Securities would have derived. The Participant's Account shall be reduced by the amount of payments made by the Company to the Participant or the Participant's Beneficiary pursuant to this Plan.

     5.2 Earnings on Accounts. A Participant's Account shall be credited with earnings in accordance with the Earnings Crediting Options elected by the Participant from time to time for deferrals credited to the Account. Participants may allocate their Account among the Earnings Crediting Options available under the Plan only in whole percentages of not less than five percent. The deemed rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of the corresponding investment portfolios under the Savings Plan (except that Matching Contributions, Option Share Deferrals and earnings on both shall at all times be deemed invested and reinvested in Voting Securities) and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees and fund expenses. The Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.

     5.3 Earnings Crediting Options. Except as otherwise provided pursuant to Section 5.2, the Earnings Crediting Options available under the Plan shall consist of options which correspond to the investment funds maintained from time to time under the Savings Plan. In the event of a stock split, stock dividend, reclassification, reorganization or other capital adjustment in the Voting Securities, the number of deemed shares of Voting Securities then credited to the Participant's Account shall be adjusted in the same manner as the shares of Voting Securities are adjusted. Notwithstanding that the rates of return credited to Participants' Accounts under the Earnings Crediting Options are based upon the actual performance of the corresponding investment funds (or the number of Voting Securities), or such other investment funds as the Company may designate, the Company shall not be obligated to invest any Base Salary and/or Bonus Compensation deferred by Participants under this Plan, Matching Contributions, Option Share Deferrals or any other amounts, in such portfolios or in any other investment funds.

     5.4 Changes in Earnings Crediting Options. A Participant may change the Earnings Crediting Options to which the Participant's Account is deemed to be allocated not more frequently than is permitted under the Savings Plan.

Each such change may include (a) reallocation of the Participant's existing Account in whole percentages of not less than five percent, and/or (b) change in investment allocation of amounts to be credited to the Participant's Account in the future, as the Participant may elect. Notwithstanding the foregoing, however, in the event the Company deletes an Earnings Crediting Option, a Participant whose Account is allocated to such Earnings Crediting Option, in whole or in part, shall be entitled to reallocate the Account and/or any amounts to be credited in the future to such Account among the remaining Earnings Crediting Options, at the time of such deletion, without regard to any annual limit on such changes.

     5.5 Valuation of Accounts. The value of a Participant's Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.2 through the day preceding such date, less the amounts theretofore deducted from such Accounts. The value of that portion of the Participant's Account attributable to Matching Contributions and Option Share Deferrals shall equal the value of the number of shares of Voting Securities credited to the Participant's Account plus the number of such shares deemed purchased by reinvesting the earnings on Voting Securities already deemed credited to the Participant's Account.

     5.6 Statement of Accounts. The Administrator shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Administrator deems desirable setting forth the balance standing to the credit of each Participant in the Participant's Account.

     5.7 Distributions from Accounts. Any distribution made to or on behalf of a Participant from the Participant's Account in an amount which is less than the entire balance of such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.


                              ARTICLE 6
                        DISTRIBUTION OPTIONS

     6.1 Election of Distribution Option. In each Enrollment Agreement filed with the Administrator for a Plan Year, an Eligible Employee shall elect the time and manner of payment pursuant to which deferrals (and earnings) credited to the Eligible Employee's Account for that Plan Year will be distributed and shall allocate all new deferrals and Matching Contributions, in increments of ten percent, between distribution at a date certain in the future, which may be (i) the second day of any Plan Year that begins at least three Plan Years after the Plan Year of the deferral (as to all amounts then credited to the Participant's Account that are Vested) or the Participant's attainment of age 65, if earlier, (ii) the Participant's End Termination Date, (iii) the earlier of (i) or (ii), or (iv) the later of
(i) or (ii).

     6.2 Distribution following Change of Control. In the event that a Participant terminates Service for any reason within two years following a Change of Control, notwithstanding anything else in this Plan to the contrary, the Participant's Account shall be distributed, in a single lump sum, in cash and Voting Securities, as provided in Article VII, within 30 days following the date of the termination of Service.


                              ARTICLE 7
                       BENEFITS TO PARTICIPANTS

     7.1 Benefits Elected to be Paid On or After End Termination Date. Benefits elected to be paid to a Participant on or after the End Termination Date shall be paid as follows:

          (a) Benefits Upon Retirement. In the case of a Participant whose Service with the Company terminates on account of Retirement, the Participant's Account shall be distributed in one of the following methods, as elected by the Participant in writing either in the Enrollment Agreement or in a separate election made prior to the last day of the Plan Year in which occurs the date of the Participant's Retirement: (i) in a lump sum; or
(ii) in the event the balance to be distributed is at least $250,000, in 5, 10, 15, or 20 annual installments. Any lump-sum benefit payable in accordance with this paragraph shall be paid in cash (except that the deemed investment in Voting Securities of Option Share Deferrals, Matching Contributions and earnings on both shall be distributed in the number of whole shares of Voting Securities credited to the Participant's Account with cash for fractional shares), but not later than January 31 of the Plan Year following the Plan Year in which occurs the Participant's Retirement or, if later, attainment of age 65 as elected by the Participant in accordance with this Section or Section 6.1, in an amount equal to the value of such Account as of the last business day of the Plan Year preceding the date of payment. Annual installment payments in cash and Voting Securities, as applicable, shall commence not later than January 31 of the Plan Year following the Plan Year in which occurs the Participant's Retirement or if later, attainment of age 65, as elected by the Participant in accordance with this Section or
Section 6.1, in an amount equal to (i) the value of such Account as of the last business day of the Plan Year preceding the date of payment, divided by
(ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement or in the separate election. The remaining annual installments shall be paid not later than January 31 of each succeeding Plan Year in an amount equal to (i) the value of such Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining.

          (b) Benefits Upon Termination of Employment. In the case of a Participant whose Service with the Company terminates prior to the earliest date on which the Participant is eligible for Retirement, other than on account of becoming Disabled or by reason of death, the Vested portion of a Participant's Account shall be distributed in a lump sum, in cash (except that the deemed investment in Voting Securities of Matching Contributions, Option Share Deferrals and earnings on both shall be distributed in Voting Securities of equal value), as soon as practicable following the Participant's End Termination Date.

     7.2  Benefits Elected to be Paid at a Date Certain.

(a) Benefits Prior to Occurrence of End Termination Date. Benefits elected to be paid to a Participant at a date certain shall be paid as follows:

The portion of such Participant's Account for any date certain election shall be paid to the Participant commencing no later than January 31 of the Plan Year irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such date certain was elected, which may be no earlier than the second day of any Plan Year that begins at least three Plan Years after the Plan Year of the deferral, in one lump sum or in annual installments payable over 2, 3 or 4 years. Any lump-sum benefit payable in accordance with this paragraph shall be paid in cash (except that the deemed investment in Voting Securities of Option Share Deferrals, Matching Contributions and earnings on both shall be distributed in the number of whole shares of Voting Securities credited to the Participant's Account with cash for fractional shares) not later than January 31 of the Plan Year elected by the Participant in accordance with Section 6.1, in an amount equal to the value of the portion of such Account for which a date certain distribution was elected, as of the last business day of the Plan Year preceding the date of payment. Annual installment payments, if any, shall commence not later than January 31 of the Plan Year as elected by the Participant in accordance with this Section, in cash and Voting Securities, as applicable, in an amount equal to
(i) the value of the portion of such Account for which a date certain distribution was elected, as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant. The remaining annual installments shall be paid not later than January 31 of each succeeding year in an amount equal to (i) the value of such Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining.

(b) Benefits Upon Occurrence of End Termination Date. In the case of a Participant whose Service with the Company terminates prior to the completion of any distribution for which a date certain election is then in effect, other than on account of Retirement, Disability or death, the Vested portion of the Participant's Account (or any remaining installments thereof, in the case of a distribution in installments not completed as of the End Termination Date) shall be distributed either in installments or in a lump sum, according to the Participant's date certain election in the Enrollment Agreement. If the End Termination Date occurs prior to the date certain, the Participant's Account shall be distributed in one of the following methods, as elected by the Participant in writing either in the Enrollment Agreement or in a separate election made prior to the last day of the Plan Year in which occurs the Participant's End Termination Date: (i) in a lump sum; or
(ii) in annual installments payable over 2, 3 or 4 years. Any lump-sum benefit payable in accordance with this paragraph shall be paid in cash (except that the deemed investment in Voting Securities of Option Share Deferrals, Matching Contributions and earnings on both shall be distributed in the number of whole shares of Voting Securities credited to the Participant's Account with cash for fractional shares), not later than January 31 of the Plan Year following the Plan Year in which occurs the Participant's End Termination Date, in an amount equal to the value of such Account as of the last business day of the Plan Year preceding the date of payment.


                              ARTICLE 8
                             DISABILITY

     In the event a Participant becomes Disabled, the Participant's right to make any further deferrals under this Plan shall terminate as of the date for which the Participant first receives benefits under the Company's long term disability plan, as amended from time to time. The Participant's Account shall continue to be credited with earnings in accordance with Section 5.2 until such Account is fully distributed. For purposes of this Plan, a Disabled Participant will not be treated as having terminated Service. The Participant's Account shall be distributed to the Participant in accordance with Section 7.1 or 7.2 as applicable, provided, however, that distribution of the Participant's Account, to the extent distributable under Section 7.1, shall commence not later than January 31 of the Plan Year immediately following the earlier of (a) the Plan Year in which the Participant first becomes eligible for Retirement, or (b) the Plan Year in which the Participant first received benefits under the Company's long term disability plan, as amended from time to time. The Participant's Account to the extent distributable under section 7.2 will be distributed to the Participant without regard to the fact that the Participant became Disabled.


                              ARTICLE 9
                          SURVIVOR BENEFITS

     9.1 Death of Participant Prior to the Commencement of Benefits. In the event of a Participant's death prior to the commencement of benefits in accordance with Article 7, benefits shall be paid to the Participant's Beneficiary, as determined under Section 12.3, pursuant to Section 9.2 or 9.3, whichever is applicable, in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant.

     9.2 Survivor Benefits at Retirement. To the extent a Participant elected distribution on or after Retirement and dies prior to the commencement of benefits pursuant to Section 7.1, distribution of such portion of the Participant's Account shall be made (a) in a lump sum in cash and Voting Securities, as applicable, as soon as practicable following the Participant's death, or (b) in the manner and at such time as such Account would otherwise have been distributed in accordance with Section 7.1 had the Participant lived, as elected by the Participant in the Enrollment Agreement pursuant to which such election to distribute on or after Retirement was made. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such portion of the Participant's Account as of the last business day of the calendar month immediately preceding the date on which such benefit is paid. The amount of any annual installment benefit payable in accordance with this Section shall equal (a) the value of such portion of the Participant's Account as of the last business day of the calendar month immediately preceding the date on which such installment is paid, divided by (b) the number of annual installments remaining to be paid pursuant to the election of the Participant.

     9.3 Survivor Benefits Under the Date Certain Election. In the case of a Participant who elected a date certain distribution of all or a portion of the Participant's Account and who dies prior to the date certain on which all or a portion of the Participant's Account is to be paid pursuant to Section 7.2, distribution of such portion of the Participant's Account shall be made
(a) in a lump sum in cash and Voting Securities, as applicable, as soon as practicable following the Participant's death, or (b) at such time and in such form as such distribution would otherwise have been distributed in accordance with Section 7.2 had the Participant lived, as irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such date certain election was made. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such portion of the Participant's Account as of the last business day of the calendar month immediately preceding the date on which such benefit is paid.

     9.4 Death of Participant After Benefits Have Commenced. In the event a Participant dies after annual installment benefits payable under Section 7.1 or 7.2 from the Participant's Account have commenced, but before the entire balance of such installments have been paid, any remaining installments shall continue to be paid to the Participant's Beneficiary at such times and in such amounts as they would have been paid to the Participant had the Participant survived.

     9.5 Changes in Earnings Crediting Options. In the event of a deferred distribution under this Article, the Beneficiary shall be permitted to make changes in the Earnings Crediting Options to the same extent that the Participant would have been entitled to make such changes under Section 5.4 during such deferral period.


                              ARTICLE 10
                           EMERGENCY BENEFIT

     In the event that the Pension Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from the Vested portion of the Participant's Account, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 12.8 (the "Emergency Benefit"). For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Emergency Benefits shall be paid in cash (except that the deemed investment in Voting Securities of Option Share Deferrals, Matching Contributions and earnings on both shall be distributed in the number of whole shares of Voting Securities credited to the Participant's Account with cash for fractional shares). Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year. It is intended that the Pension Committee's determination as to whether a Participant has suffered an "unforeseeable financial emergency" shall be made consistent with the requirements under Section 457(d) of the Code.


                              ARTICLE 11
                       ACCELERATED DISTRIBUTION

     11.1 Availability of Withdrawal Prior to Retirement. Upon written election to the Administrator, a Participant may elect to withdraw all or a portion of the Participant's Account at any time prior to the time such Distribution Account otherwise becomes payable under the Plan, provided the conditions specified in Section 11.3, Section 11.4, and Section 11.5 are satisfied.

     11.2 Acceleration of Periodic Distributions. Upon written election to the Administrator, a Participant or Participant's Beneficiary who is receiving installment payments under the Plan may elect to have the remaining installments distributed in the form of an immediately payable lump sum, provided the condition specified in Section 11.3 is satisfied.

     11.3 Forfeiture Penalty.  In the event of a withdrawal pursuant to
Section 11.1, or an accelerated distribution pursuant to Section 11.2, the Participant shall forfeit from the Participant's Account an amount equal to 10% of the amount of the withdrawal or accelerated distribution, as the case may be. The forfeited amount shall be deducted from the Account prior to giving effect to the requested withdrawal or acceleration. The Participant and the Participant's Beneficiary shall not have any right or claim to the forfeited amount, and the Company shall have no obligation whatsoever to the Participant, the Participant's Beneficiary or any other person with regard to the forfeited amount.

     11.4 Minimum Withdrawal. In no event shall the amount withdrawn in accordance with Section 11.1 be less than 25% of the amount credited to the Participant's Account immediately prior to the withdrawal taking into account any other distributions from the Participant's Account that were made at the same time.

     11.5 Suspension from Deferrals. In the event of a withdrawal pursuant to Section 11.1, a Participant who is otherwise eligible to make deferrals under Article 4 shall be prohibited from making any deferrals with respect to the Plan Year immediately following the Plan Year during which the withdrawal was made, and any election previously made by the Participant with respect to deferrals for the Plan Year of the withdrawal shall be void and of no effect with respect to subsequent deferrals in such Plan Year.


                              ARTICLE 12
                            MISCELLANEOUS

     12.1 Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by NU; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant's Account as of the effective date of such amendment, suspension, discontinuance or termination.

     12.2 Claims Procedure.

          (a) Claim. A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Administrator, setting forth his claim.

          (b) Claim Decision. Upon receipt of a claim, the Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Human Resources Department of the Company may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

     If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

          (i)  The specific reason or reasons for such denial;

          (ii) The specific reference to pertinent provisions of this Plan on which such denial is based;

          (iii) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

          (iv) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

          (v) The time limits for requesting a review under subsection (c) and for review under subsection (d) hereof.

          (c) Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Pension Committee review the determination of the Administrator. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Pension Committee. If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.

          (d) Review of Decision. Within sixty (60) days after the Pension Committee's receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Pension Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Pension Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

     12.3 Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Administrator and shall not be effective until received by the Administrator. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant's Savings Plan beneficiary, or, if none, the Participant's estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

     12.4 Limitation of Participant's Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

     12.5 No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest; provided, however, that no such action may diminish the then balance or value of the Participant's Account. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action. Any decisions, actions or interpretations to be made under the Plan by the Company or the Board, or the Committee acting on behalf of the Company, shall be made in its respective sole discretion, not as a fiduciary, need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

     12.6 Obligations to Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to theCompany, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Administrator.

     12.7 Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company's assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's Beneficiaries, heirs, executors, administrators or successors in interest.

     12.8 Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums in cash or the equivalent value in shares of Voting Securities from any amount or distribution of shares otherwise payable to the Participant (or Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

     12.9 Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made. Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.

     12.10 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

     12.11 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Connecticut, without reference to the principles of conflict of laws.

     12.13 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

     12.14 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

     12.15 Notice. Any notice or filing required or permitted to be given to the Committee, the Pension Committee, or the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Administrator may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

     12.16 Disclaimer of Liability. The Declaration of Trust of NU provides that no shareholder of NU shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the Board or by any officer, agent or representative elected or appointed by the Board, and no such contract, obligation or undertaking shall be enforceable against the Board or any of them in their or his or her individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the Board as such, and every person or entity, having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.